UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Navigant Consulting, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEC 1913 (3-99)

March 27, 2003

Dear	Shareholder:

You are cordially invited to attend the 2003 Annual Meeting of Shareholders of Navigant Consulting, Inc., which will be held at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois, 60601 on Thursday, April 24, 2003, at 9:00 a.m. Chicago time. I look forward to greeting as many of our shareholders as possible.

Details of the business to be conducted at the meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Whether or not you plan to attend the meeting, it is important that your shares be represented and voted at the meeting. Therefore, I urge you to sign and date the enclosed proxy card and promptly return it in the enclosed envelope so that your shares will be represented at the meeting. Alternatively, you may also vote your shares over the Internet. If you so desire, you may withdraw your proxy and vote in person at the meeting.

We look forward to meeting those of you who will be able to attend the meeting.

Sincerely,

William M. Goodyear

Chairman of the Board and

Chief Executive Officer

615 North Wabash Avenue

Chicago, Illinois 60611

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 24, 2003

To	the Shareholders of Navigant Consulting, Inc.:

We will hold the Annual Meeting of Shareholders of Navigant Consulting, Inc. at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601 on Thursday, April 24, 2003 at 9:00 a.m. Chicago time. The purposes of the meeting are to:

1. Elect two directors to our Board of Directors to serve for a term of three years; and

2. Transact any other business properly brought before the meeting or any adjournments of the meeting.

If you were a shareholder of record at the close of business on March 10, 2003, you are entitled to notice of and to vote at the annual meeting.

IMPORTANT

Whether or not you expect to attend the meeting, we urge you to sign, date and otherwise complete the enclosed proxy card and return it promptly in the envelope provided. No postage is required if mailed in the United States. You may also vote over the Internet by following the instructions on the enclosed proxy card. Sending in your proxy will not prevent you from attending and personally voting your shares at the meeting because you have the right to revoke your proxy at any time before it is voted.

We have also enclosed Navigant Consulting, Inc.’s 2002 Annual Report to Shareholders, which includes the Form 10-K and the proxy statement, with this notice of annual meeting.

By order of the Board of Directors,

Philip P. Steptoe

Secretary

Chicago, Illinois

March 27, 2003

YOUR VOTE IS IMPORTANT.

PLEASE VOTE YOUR PROXY ON THE INTERNET BY VISITING

www.proxyvote.com

OR

MARK, SIGN, DATE AND RETURN YOUR PROXY CARD BY MAIL

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, Illinois 60611

PROXY STATEMENT

General

We have sent you this proxy statement and the enclosed proxy card because our Board of Directors is soliciting your proxy to vote at the 2003 Annual Meeting of Shareholders. We will hold the annual meeting on Thursday, April 24, 2003, at 9:00 a.m. Chicago time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601. We will begin mailing this proxy statement and the accompanying proxy card to shareholders beginning on or about March 27, 2003.

At the annual meeting, our shareholders will consider the election of two directors to our Board of Directors. The Board of Directors does not know of any other matters that may properly be brought before the annual meeting. If other matters should properly come before the annual meeting, the persons named as proxies in the enclosed proxy card intend to vote or otherwise act on those matters in accordance with their best judgment.

“NAVIGANT” is a service mark of Navigant International, Inc. Navigant Consulting, Inc. (“NCI”) is not affiliated, associated, or in any way connected with Navigant International, Inc. and NCI’s use of “NAVIGANT” is made under license from Navigant International, Inc.

Proxy Solicitation

We will bear the expenses of this solicitation of proxies, including expenses of preparing and mailing this proxy statement. In addition to solicitation by mail, we may solicit proxies in person or by telephone, telegram or other means of communication by our officers, directors and employees, who will receive no additional compensation for, but may be reimbursed for their out-of-pocket expenses incurred in connection with, that solicitation. We will furnish copies of solicitation materials to brokerage firms, nominees, fiduciaries and custodians to forward to beneficial owners of shares held in their names and will reimburse brokerage firms and other persons representing beneficial owners of stock for their reasonable expenses in forwarding our solicitation materials to beneficial owners.

Shareholders Entitled to Vote and Voting Information

Only shareholders of record at the close of business on March 10, 2003, the record date for the annual meeting, are entitled to notice of and to vote at the annual meeting and any adjournments thereof. Each share of our common stock, par value $0.001 per share, entitles the record holder to one vote on each matter to be voted on at the meeting. As of the record date, 42,794,146 shares of our common stock were issued and outstanding. A majority of the shares of our common stock which are issued and outstanding and entitled to vote will constitute a quorum at the meeting.

Directors are elected by a plurality of the votes cast at a meeting at which a quorum is present. A plurality means that the nominees with the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the meeting. Any other matters voted on at the meeting shall be determined by a majority of the votes cast.

If you mark “withhold authority” on your proxy card with respect to the election of the nominee for director, your vote will not count either “for” or “against” the nominee. If a broker or other person holding shares for you does not vote on a proposal (broker non-votes), your shares will not be counted in determining the number of votes cast. Votes withheld, abstentions and broker non-votes will be counted in determining whether a quorum is present at the meeting.

If you do not give directions on your proxy card and you return the signed card, the persons named in the proxy card will vote the shares at their discretion on all matters.

If you vote by proxy, you may revoke that proxy at any time before it is voted by attending the meeting in person and voting in person, by sending us a proxy bearing a later date, or by filing with the Secretary of the company a written revocation at the principal executive offices of Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611.

YOUR VOTE IS IMPORTANT. PLEASE RETURN YOUR MARKED AND SIGNED PROXY CARD PROMPTLY SO YOUR SHARES CAN BE REPRESENTED, EVEN IF YOU PLAN TO ATTEND THE MEETING IN PERSON.

PROPOSAL:

ELECTION OF DIRECTORS

The Board of Directors is divided into three classes, with a class of directors elected each year for a three-year term. At this annual meeting two directors, Mr. Thomas A. Gildehaus and Mr. Peter B. Pond, have been nominated for election to the Board. The directors elected at the annual meeting will serve for a term of three years and until their successors are elected and qualified. Such term will expire at our Annual Meeting of Shareholders to be held in 2006. The persons named as proxies will vote for Mr. Gildehaus and Mr. Pond for election to the Board unless the proxy card is marked otherwise.

If either Mr. Gildehaus or Mr. Pond becomes unable or unwilling to serve, proxies will be voted for election of a person designated by the Board. The Board knows of no reason why either Mr. Gildehaus or Mr. Pond should be unable or unwilling to serve.

The Board of Directors recommends that shareholders vote FOR Mr. Gildehaus and Mr. Pond.

A listing of the principal occupation, other major affiliations and age of the continuing directors of the company, including the nominees for election, is set forth below:

Nominees for Election at this Meeting to a Term Expiring at the Annual Meeting of Shareholders in 2006:

Thomas A. Gildehaus, 62, has served as a director since October 2000. In recent years Mr. Gildehaus has served as Chairman of Southwest Supermarkets LLC of Phoenix, Arizona, Chairman and Chief Executive Officer of Northwestern Steel and Wire Company of Sterling, Illinois, and President and Chief Executive Officer of UNR Industries, Inc. of Chicago, Illinois. Prior to 1992, Mr. Gildehaus served ten years as Executive Vice President of Deere & Company in Moline, Illinois. In the 1970s, Mr. Gildehaus was Vice President of Temple, Barker & Sloane, a consulting firm in Lexington, Massachusetts. He is a director of Simplicity Manufacturing, Inc. and Mercator Partners, LLC. Mr. Gildehaus is a graduate of Yale University and received a Master of Business Administration degree, with Distinction, from Harvard University.

Peter B. Pond, 58, has served as a director since November 1996. Mr. Pond is the founder and General Partner of Alta Equity Partners, a venture capital firm. He formerly served as the Midwest Head of Investment Banking for Donaldson, Lufkin & Jenrette Securities Corporation from June 1991 to March 2000. Mr. Pond is Chairman of Maximus, Inc., a provider of program management and consulting services to state, county and local government health and human services agencies.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in 2004:

James R. Thompson, 66, has served as a director since August 1998. Governor Thompson was named Chairman of the Chicago law firm of Winston & Strawn in January 1993. He joined the firm in January 1991 as Chairman of the Executive Committee after serving four terms as Governor of the State of Illinois from 1977 until 1991. Prior to his terms as Governor, he served as U.S. Attorney for the Northern District of Illinois from 1971 to 1975. Governor Thompson served as the Chief of the Department of Law Enforcement and Public Protection in the Office of the Attorney General of Illinois, as an Associate Professor at Northwestern University School of Law, and as an Assistant State’s Attorney of Cook County. He is a former Chairman of the President’s Intelligence Oversight Board. Governor Thompson is currently a member of the Boards of Directors of Prime Retail, Inc., The Japan Society (New York), Prime Group Realty Trust, FMC Corporation, FMC Technologies, Inc., Maximus, Inc., the Chicago Board of Trade and Hollinger International, Inc. He serves on the Board of the Museum of Contemporary Art and the Lyric Opera. He is also a member of the National Commission on Terrorist Attacks upon the United States and the Abraham Lincoln Bicentennial Commission.

Samuel K. Skinner, 64, has served as a director since December 1999. Mr. Skinner is Chief Executive Officer of U.S. Freightways Corporation, a transportation and logistics business. He formerly served as Co-Chairman of Hopkins & Sutter, a law firm based in Chicago. Mr. Skinner retired as President of the Commonwealth Edison Company and its holding company, Unicom Corporation. Prior to joining Commonwealth Edison, he served as Chief of Staff to President George Bush. Prior to his White House service, Mr. Skinner served in the President’s cabinet for nearly three years as Secretary of Transportation. From 1977 to 1989, Mr. Skinner practiced law as a senior partner in the Chicago law firm of Sidley & Austin. From 1984 to 1988, while practicing law full time, he also served as Chairman of the Regional Transportation Authority of northeastern Illinois and was appointed by President Reagan as Chairman of the President’s Commission on Organized Crime. From 1968 to 1975, Mr. Skinner served in the office of the United States Attorney for the Northern District of Illinois and in 1977, President Ford appointed him United States Attorney, one of the few career prosecutors ever to hold such position. He is currently a member of the Boards of Directors of U.S. Freightways Corporation and Midwest Express Holdings, Inc.

Directors Whose Terms Continue Until the Annual Meeting of Shareholders in 2005:

William M. Goodyear, 54, has served as a director since December 1999. The Board of Directors elected him Chairman of the Board and Chief Executive Officer in May 2000 and subsequently elected him President. He is immediate past Chairman and former Chief Executive Officer of Bank of America, Illinois. In addition, he was President of the Bank of America’s Global Private Bank until January 1999. He was Vice Chairman and a member of the Board of Directors of Continental Bank, prior to the 1994 merger between Continental Bank Corporation and BankAmerica Corporation. Mr. Goodyear joined Continental Bank in 1972 and subsequently held a variety of assignments including corporate finance, corporate lending, trading and distribution. He was stationed in London from 1986 to 1991 where he was responsible for European and Asian Operations. Mr. Goodyear is currently a member of Chicago’s Commercial Club, the Board of Trustees for the Museum of Science and Industry and the finance council of the Archdiocese of Chicago. He is a member of the Board of Trustees of the University of Notre Dame and the Chicago Public Library Foundation, and serves on the Rush-Presbyterian Hospital Board. Mr. Goodyear is a director of Equity Office Properties Trust, where he is Chairman of its audit committee.

Valerie B. Jarrett, 46, has served as a director since 2002. Ms. Jarrett is a Managing Director and the Executive Vice President of The Habitat Company, a premier developer and manager of residential apartments. The Habitat Company also provides residential and commercial brokerage services as well as corporate relocation services. Before joining The Habitat Company, Ms. Jarrett served eight years in the City of Chicago government, first as Deputy Corporation Counsel for Finance and Development, then as Deputy Chief of Staff for Mayor Richard Daley and finally, as Commissioner of the Department of Planning and Development. Prior to joining City government, Ms. Jarrett practiced law with two private law firms specializing in the area of commercial real estate. Ms. Jarrett is Chairman of the Board of Directors of the Chicago Transit Authority and

Vice Chairman of the University of Chicago Hospitals Board of Trustees. She also serves as a Director of USG Corporation, The Chicago Stock Exchange, Harris Insight Funds, The Joyce Foundation, The Commercial Club of Chicago, the Local Initiative Support Corporation Advisory Board and the Regional Transportation Authority. She is President of the Board of the Southeast Chicago Commission. Ms. Jarrett is a Trustee of the University of Chicago, the Museum of Science and Industry, and Window To The World Communications, Inc. She serves as Vice Chairman of the Executive Council of Chicago Metropolis 2020.

Board and Committee Meetings

The Board met seven times in 2002. All directors attended at least 75% of the meetings of the Board and of the committees on which they served.

The Board of Directors has an Executive Committee, which can act in lieu of the Board of Directors as necessary. The members of the Executive Committee are Messrs. Goodyear (Chairman), Skinner and Thompson. The Executive Committee did not meet in 2002.

The Board of Directors has an Audit Committee which monitors the integrity of the company’s financial reporting process and internal controls regarding finance, accounting and legal compliance; establishes and monitors the independence and performance of our independent accountants; provides an avenue of communication among the independent accountants, management and our Board of Directors; and monitors significant litigation and financial risk exposure. The Audit Committee has adopted a written charter. The current members of the Audit Committee are Messrs. Gildehaus (Chairman), Pond, Skinner and Ms. Jarrett, each of whom is independent as defined by the listing standards of the New York Stock Exchange. The Audit Committee met eight times during 2002.

The Board of Directors has a Compensation Committee which reviews and monitors matters related to management development and succession; develops and implements executive compensation policies and pay for performance criteria for the company; reviews and recommends to the Board the initial and annual base salaries, annual incentive bonus and all long-term incentive awards of our Chairman of the Board and Chief Executive Officer; reviews and approves such compensation arrangements for all corporate officers, executive managing directors and certain other key employees; administers, interprets, applies and determines benefits and grants stock-related incentives under our stock incentive and executive compensation plans, and exercises all powers of the Board of Directors under those plans other than the power to amend or terminate those plans; reviews and approves material matters concerning our employee compensation and benefit plans; and carries out such responsibilities as have been delegated to it under various compensation and benefit plans and such other responsibilities with respect to our compensation and organization matters as may be referred to it by our Board of Directors or management. The members of the Compensation Committee are Messrs. Skinner (Chairman), Gildehaus, Pond and Ms. Jarrett. The Committee’s Report on Executive Compensation is included under the caption “Compensation Committee Report on Executive Compensation.” The Compensation Committee met five times during 2002.

In February 2003, the Board of Directors made certain changes to its Committee structure and membership, largely in anticipation of the effective date later this year of certain proposed new corporate governance requirements promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002 and by the New York Stock Exchange. The Board deferred making other changes until later this year, when the final corporate governance requirements become clearer and are enacted.

In February, 2003, the Board established a Nominating and Governance Committee to carry out certain responsibilities formerly performed by the Compensation and Organization Committee, including identifying individuals qualified to become Board members and recommending to the Board director nominees for election at the next annual meeting of shareholders. The Nominating and Governance Committee will also develop qualification criteria for Board members; actively seek, interview and screen individuals qualified to become

Board members as appropriate; and annually review its own performance and committee members. The Nominating and Governance Committee will develop, review and approve the company’s codes of business conduct and ethics and will consider all requests for waivers. The Nominating and Governance Committee will also have the authority to obtain advice and assistance from internal or external legal, accounting or other advisors. The Chairman of the Nominating and Governance Committee will serve as the Board’s Presiding Director and perform all duties pertaining to this position under the proposed New York Stock Exchange Corporate Governance rules. The Board renamed the Compensation and Organization Committee, the “Compensation Committee,” and made certain conforming amendments to its charter to reflect the transfer of certain responsibilities to the Nominating and Governance Committee. The Nominating and Governance Committee will consider nominees for director recommended by shareholders if they are received in a timely basis and otherwise comply with the provisions of our bylaws described under “Shareholder Proposals for the 2003 Proxy Statement.” Recommendations should be sent to Navigant Consulting, Inc., 615 North Wabash Avenue, Chicago, Illinois 60611, Attention: Corporate Secretary.

The Board also made the following new Committee assignments, effective in February 2003:

Executive Committee	Nominating and Governance Committee
William Goodyear, Chairman	Governor James Thompson, Chairman and Presiding Director
Samuel Skinner	Valerie Jarrett
Governor James Thompson	Samuel Skinner

Audit Committee	Compensation Committee
Thomas Gildehaus, Chairman	Samuel Skinner, Chairman
Valerie Jarrett	Thomas Gildehaus
Peter Pond	Valerie Jarrett
Samuel Skinner	Peter Pond

The Board anticipates that these new assignments will satisfy proposed new SEC and NYSE independence requirements, although there can be no certainty of such compliance until the final rules and interpretations become available. The Board will review its Committee assignments, charters and other corporate governance issues at such time.

Finally, the Board dissolved the Finance Committee because its responsibilities have been and are being carried out by the Board itself.

Director Compensation

Each non-employee director is paid an annual retainer of $25,000 and a fee of $1,500 for each Board meeting or Committee meeting attended. Each Committee Chairman is paid an additional annual retainer of $2,500. All directors are reimbursed for travel expenses incurred in connection with attending Board and Committee meetings.

Each non-employee director makes an election to receive his or her annual retainer in the form of either cash or non-formula stock options of shares in the company. The number of stock options received is determined by dividing the annual retainer ($25,000) by the market price on the last business day of the year. Such stock options become fully exercisable on the first anniversary of the grant date.

In addition, each non-employee director elected to serve a three-year term receives a one-time grant of stock options to purchase 15,000 shares at the market price immediately following the director’s initial election. For non-employee directors first elected to, or first beginning to serve a term of less than three years, the initial grant is reduced pro rata. Such stock options become fully exercisable on the six-month anniversary of the date of the initial election or first beginning of service. Each non-employee director receives an annual award of stock options of 5,000 shares at the market price on January 1st of each year. Such stock options become fully exercisable on the first anniversary of the grant date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Thompson, one of our directors, is Chairman of the law firm of Winston & Strawn. Winston & Strawn has provided in the past and may provide us in the future with legal representation.

AUDIT COMMITTEE REPORT

Our Committee has reviewed and discussed with management of the company the audited financial statements of the company as of and for the year ended December 31, 2002 (the “Audited Financial Statements”). In addition, we have discussed with KPMG, LLP, the independent accounting firm for the company, the matters required by Codification of Statements on Auditing Standards Nos. 61, as amended, 89 and 90. The Committee also has received the written disclosures and the letter from KPMG, LLP required by Independence Standards Board Standard No. 1, and we have discussed with that firm its independence from the company. We also have discussed with the management of the company and the independent accounting firm such other matters and received such assurances from them as we deemed appropriate. Based on the foregoing review and discussions and relying thereon, we have recommended to the company’s Board of Directors the inclusion of the Audited Financial Statements in the company’s annual report on Form 10-K for the year ended December 31, 2002.1

AUDIT COMMITTEE 2

James R. Thompson, Chairman

Thomas A. Gildehaus

Valerie B. Jarrett

Samuel K. Skinner

1	Pursuant to regulations promulgated by the Securities and Exchange Commission, neither the “Audit Committee Report,” the “Compensation and Organization Committee Report on Executive Compensation” nor the material under the caption “Shareholder Return Performance Graph” shall be deemed to be soliciting material or to be filed with the Securities and Exchange Commission for purposes of the Securities Exchange Act of 1934, as amended, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the company under that Act or the Securities Act of 1933, as amended.
2	The following directors were members of the Audit Committee until March 2003. The current members of the Audit Committee are listed under the heading “Board and Committee Meetings.”

COMPENSATION COMMITTEE REPORT

ON EXECUTIVE COMPENSATION

This report of the Compensation Committee (the “Committee”) describes the philosophy that underlies the cash and equity-based components of our executive compensation program. It also describes the details of each element of the program and the rationale for compensation paid to our Chief Executive Officer and other officers and key employees in general.

Compensation Philosophy and Objectives

The Committee believes that the compensation offered to its Chief Executive Officer, other officers and key employees must be sufficient to attract, retain and fairly compensate highly qualified individuals. Executive compensation should be competitive and based on overall financial results, individual contributions and teamwork, with the objective that a fair relationship exists between executive pay and the creation of shareholder value. The Committee, among other things, considers the performance of the company’s operations, the compensation of executive officers and key employees of competitors, salary surveys of industry-related positions or positions at comparably sized companies and the salary history of the particular individual and other compensation then in place, including outstanding stock option awards.

The Committee determines compensation by using its subjective judgment and taking into account both qualitative and quantitative factors. No weights are assigned to such factors with respect to any compensation component. There is no singular objective formula by which compensation is determined and the decisions are ultimately subjective.

Annual Compensation

The compensation program has three elements:

•	annual base salary;

•	annual bonuses, which are based on certain performance objectives; and

•	stock option and other awards under the company’s incentive plans, which are based on both company performance and individual performance.

Base Salary. Base salaries for the Chief Executive Officer, other officers and key employees are established based on the scope of the duties and responsibilities of each individual’s position. The base salary of the Chief Executive Officer is reviewed annually in accordance with his employment agreement. Mr. Goodyear’s employment agreement is described below in the section entitled “Management Compensation.” Typically, other officers and key employees also have employment agreements specifying base salaries.

Annual Bonuses. The Board has previously approved a compensation program for executive officers based on certain financial performance criteria, including revenue growth, profitability and percentage performance of target goals. Under this policy, which was in effect for calendar year 2002, certain other officers and key employees were able to earn bonuses from 0% to 125%. Typically, officers and key employees also have signed employment agreements with maximum bonus opportunities from 0% to 100% of their respective base salaries, based on the Committee’s review of their performance.

After a review of the company’s performance, bonuses, if any, are paid in cash for the calendar year in which they were earned on or before March 1st. The bonus is forfeited if an individual is not an active employee on the date bonuses are paid.

Long-Term Incentive Plan. The Committee believes that equity compensation is an important component of the compensation offered by the company and promotes long-term retention of its key employees, motivates high levels of performance and recognizes a key employee’s contributions to the success of the company. In addition, equity compensation aligns management’s interests with those of our shareholders on a long-term basis. The Committee recognizes that we conduct our business in an increasingly competitive environment. In order to remain competitive, we must employ the best and most talented key employees who possess demonstrated skills and experience. The Committee believes that equity compensation may give us an advantage in attracting and retaining such employees. The Committee also believes our long-term incentive plan is an important feature of our executive compensation package. Under the plan, options and other forms of equity compensation may be granted to the Chief Executive Officer, other officers and key employees who are expected to make important contributions to our future success. In reviewing the size of stock option or other equity grants, the Committee focuses primarily on our performance and the perceived role of each person in accomplishing our performance objectives, as well as the satisfaction of individual performance objectives.

2002 Management Stock Purchase Program. In consultation with outside compensation consultants, the Committee adopted a Management Stock Purchase Program (MSPP) using the company’s existing Long-Term Incentive Plan authorization to secure new non-solicitation agreements for certain key consultants who had agreements that expired in November 2002 or shortly thereafter. The MSPP is a one-time offering for senior leaders to purchase company restricted stock units and receive a one-for-one company match. In addition, participants in the MSPP are eligible for a deferred cash compensation payment. Participation is contingent upon signing industry standard non-solicitation agreements with 12-month post employment restrictions. The MSPP is a replacement for the Annual Equity Incentive Program previously approved by the Committee. Officers and Directors were not eligible to participate in the MSPP.

2002 Equity Grants. In December 2002 the Committee (and the Board, with respect to Mr. Goodyear) made certain multi-year grants of employee stock options and restricted stock to officers. The option grants vest in four equal annual installments beginning on the first anniversary of the grant. The restricted stock vests 100 percent on the sixth anniversary of the grant, but is eligible for accelerated vesting if certain corporate performance targets are met. These multi-year grants are a replacement for the Annual Equity Incentive Program previously approved by the Committee.

Policy on Deductibility of Compensation

Internal Revenue Code Section 162(m) prohibits us from deducting for federal income tax purposes any amount paid in excess of $1,000,000 per year to our Chief Executive Officer or any of our four most highly paid executive officers. Compensation above $1,000,000 may be deducted if it is “performance-based compensation” within the meaning of the Code. The Committee believes that our current compensation arrangements, which are primarily based on performance, are appropriate and in the company’s and its shareholders’ best interests, without regard to tax considerations. Thus, if the tax laws or their interpretation change or other circumstances occur which might make some portion of the executive compensation non-deductible for federal tax purposes, the Committee does not plan to make significant changes in the basic philosophy and practices reflected in our executive compensation program.

Chief Executive Officer’s Compensation

The total compensation of Mr. Goodyear was consistent with the Committee’s compensation objectives described above. Mr. Goodyear’s total compensation under his employment agreement, his 2002 equity grants and his performance incentive bonus approved by the Board in February 2003, are also consistent with the Committee’s compensation objectives described above. Mr. Goodyear’s employment agreement is described in detail in the section below entitled “Management Compensation”.

COMPENSATION COMMITTEE

Samuel K. Skinner, Chairman
Thomas A. Gildehaus
Valerie B. Jarrett
Peter B. Pond

SHAREHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the percentage change in the cumulative total shareholder return on our common stock against the New York Stock Exchange Market Index (the “NYSE Index”), the Peer Group and the peer group reported in our last proxy statement (the “Old Peer Group”). The graph assumes that $100 was invested on December 31, 1997, in each of our common stock, the NYSE Index, the Old Peer Group and the Peer Group. The graph also assumes that all dividends, if paid, were reinvested.

Note: The stock price performance shown below is not necessarily indicative of future price performance.

COMPARE CUMULATIVE TOTAL RETURN

AMONG NAVIGANT CONSULTING, INC.,

NYSE MARKET INDEX AND PEER GROUP INDEX

ASSUMES $100 INVESTED ON DECEMBER, 31 1997

ASSUMES DIVIDEND REINVESTED

Measured Period	NYSE Index	Peer Group (a)	Old Peer Group (a)	Navigant Consulting, Inc.
Measurement Point—12/31/97	$100.00	$100.00	$100.00	$100.00
FYE 12/31/98	$118.99	98.83	93.31	181.92
FYE 12/31/99	$130.30	82.51	81.90	40.63
FYE 12/31/00	$133.40	61.61	62.63	14.25
FYE 12/31/01	$121.52	77.68	77.22	20.55
FYE 12/31/02	$99.27	72.88	71.31	22.05

Notes:

(a) The Peer Group consists of the following companies: American Management Systems, ChoicePoint, Inc., Charles River Associates, Inc., FTI Consulting, Inc., Gartner Group, Inc., Kroll Inc., META Group, Inc. and Nextera Enterprises, Inc. The Peer Group and the Old Peer Group are weighted by market capitalization. The Old Peer Group consists of the same companies except for Kroll Inc.

MANAGEMENT COMPENSATION

General

The following table sets forth compensation awarded or earned by the Chief Executive Officer and two other executive officers who earned more than $100,000 for 2002 (collectively, the “Executive Officers”).

Summary Compensation Table

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(4)	Restricted Stock Award(s) ($)(5)	Securities Underlying /SARs Options (#)	All Other Compensation ($)(6)
William M. Goodyear Chairman, Chief Executive Officer and President (1)	2002 2001 2000	500,000 490,385 270,000	525,000 325,000 650,000	5,100 5,100 5,100	544,500 277,000 0	90,000 60,000 378,750	1,242 338,716 113,152
Ben W. Perks Executive Vice President and Chief Financial Officer (2)	2002 2001 2000	350,000 350,000 166,923	225,000 85,000 265,000	5,100 5,100 5,008	272,250 172,312 0	45,000 30,000 225,000	2,376 159,048 53,274
Philip P. Steptoe Vice President, General Counsel and Secretary (3)	2002 2001 2000	250,000 250,000 225,000	100,000 50,000 125,000	5,100 5,100 5,100	136,125 38,750 0	22,500 15,000 125,000	552 94,302 31,575

(1)	Mr. Goodyear was elected to his positions in May 2000. See also discussion of Mr. Goodyear’s employment agreement under “Employment Agreements” below.
(2)	Mr. Perks was elected to his positions in July 2000. See also discussion of Mr. Perks’ employment agreement under “Employment Agreements” below.
(3)	Mr. Steptoe was elected to his positions in February 2000. See also discussion of Mr. Steptoe’s employment agreement under “Employment Agreements” below.
(4)	Represents matching payments under applicable 401(k).
(5)	For each of the Executive Officers, the restricted stock awards granted in 2002 vest 100 percent on the sixth anniversary of the grant, but are eligible for accelerated vesting if certain corporate performance targets are met. Mr. Goodyear was awarded 90,000 restricted shares, which were valued at $531,000 at December 31, 2002; Mr. Perks was awarded 45,000 restricted shares, which were valued at $265,500 at December 31, 2002; and Mr. Steptoe was awarded 22,500 restricted shares, which were valued at $132,750 at December 31, 2002. The restricted stock awards granted in 2001 vest over a 3-year period on September 1, 2001, September 1, 2002, and September 1, 2003. Mr. Goodyear was awarded 71,500 restricted shares, which were valued at $421,850 at December 31, 2002; Mr. Perks was awarded 30,000 restricted shares which, together with 10,000 shares of restricted stock described in the following sentence, were valued at $236,000 at December 31, 2002; and Mr. Steptoe was awarded 10,000 restricted shares, which were valued at $59,000 at December 31, 2002. Mr. Perks was also awarded 10,000 shares of restricted stock as a signing bonus, 5,000 shares of which vested on January 4, 2001, and 5,000 of which vested on July 4, 2001.
(6)	Represents earnings associated with group term life insurance. For 2001 and 2000, the amounts also represent payments made under the company’s retention program. For Mr. Goodyear, the 2001 and 2000 retention payments were $337,500 and $112,500 respectively and the earnings from the group term life insurance were $1,216 and $652 respectively; for Mr. Perks, the 2001 and 2000 retention payments were $157,500 and $52,500 respectively and the earnings from the group term life insurance were $1,548 and $774 respectively; for Mr. Steptoe, the 2001 and 2000 retention payments were $93,750 and $31,250 respectively and the earnings from the group term life insurance were $552 and $325 respectively.

Executive Option Grants

The following table sets forth the stock option grants we made to each of the Executive Officers in 2002.

Options Grants in 2002

Individual Grants

Name	Number of Securities Underlying Options/SARs Granted(#)(1)	Percent of Total Options/SARs Granted to Employees in Fiscal Year 2002	Exercise Price Per Share	Expiration Date	Grant Date Present Value (2)
William M. Goodyear	90,000	13.7%	$6.05	12/20/12	$357,489
Ben W. Perks	45,000	6.9%	$6.05	12/20/12	$178,745
Philip P. Steptoe	22,500	3.4%	$6.05	12/20/12	$89,372

(1)	The options were granted on December 20, 2002 with exercise prices equal to the fair market value of common stock on that date in accordance with the 2002 Management Stock Purchase Program. The options will vest 25% per year on December 20, 2003, 2004, 2005 and 2006.

(2)	The fair value of the option grant is estimated as of the date of grant using the Black-Scholes option pricing model. The following assumptions were used:

Expected Volatility	62%
Risk-free interest rate	4.5%
Dividend yield	0%
Expected life	7.2 years

Option Exercises and Holdings

The following table sets forth the exercise of options during 2002 by the Executive Officers and the number of options and approximate values for in-the-money options at December 31, 2002.

Aggregated Option Exercises in 2002 and

Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Shares Underlying Unexercised Options at Year End (#)		Value of Unexercised In-The-Money Options at Year End ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William M. Goodyear	0	0	367,312	170,438	503,137	157,860
Ben W. Perks	0	0	221,250	78,750	281,053	66,234
Philip P. Steptoe	0	0	128,750	33,750	59,534	22,078

Employment Agreements

Employment Agreement with Mr. Goodyear. Effective January 1, 2003, the company entered into an amended and restated employment agreement with its Chairman and Chief Executive Officer, Mr. Goodyear. The employment agreement provides for an initial base salary of $500,000 and does not limit Mr. Goodyear’s bonus. The employment agreement provides, among other things, that if the company terminates the executive for other than good cause (as defined in the agreement) or Mr. Goodyear terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Goodyear an amount equal to the sum of two times his base salary and two times his average annual bonus for the immediately preceding three years. However, if

Mr. Goodyear terminates his own employment other than for good reason, the company would have no further obligation to Mr. Goodyear other than the obligation to pay him his base salary through the date of termination and any other compensation and benefits then due. In the event of Mr. Goodyear’s termination of employment following a change in control (as defined in the agreement) for any reason, then the company shall pay to Mr. Goodyear an amount equal to the sum of three times his base salary and three times the average annual bonus for the immediately preceding three years.

Other Employment Agreements with Executive Officers. The company has employment agreements with other of its Executive Officers. The employment agreement with Mr. Perks, our Executive Vice President and Chief Financial Officer, is for a rolling two-year period, such that the remainder of the term shall always be two full years, and provides for an annual base salary of $350,000, with annual increases at the discretion of the Compensation Committee, and a maximum annual bonus opportunity of 100% of base salary and a target payment of 65% of the base salary. In the event of a change in control (as defined in the agreement) or if the company terminates Mr. Perks other than for cause (as defined in the agreement) or if he terminates his employment for good reason (as defined in the agreement), then the company will pay to Mr. Perks an amount equal to (a) 1.5 times his then-current base salary plus the annual bonus most recently paid to him, plus (b) a pro rata bonus for the calendar year of termination at the target bonus level. If a payment or benefit received by Mr. Perks would be subject to excise tax as a result of Section 280G of the Internal Revenue Code, the agreement provides for a reduction of the post-termination payments to him if, as a result of the excise tax, the net amount of post-termination payments retained by him (taking into account income and excise taxes) are increased by the reduction.

The employment agreement with Mr. Steptoe, our Vice President, General Counsel and Secretary, provides for an annual base salary of $250,000 and a maximum annual bonus opportunity of 50% of base salary. The agreement provides that if the company terminates Mr. Steptoe’s employment without cause (as defined in the agreement), the company will continue his base salary for six months.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes the number of outstanding options granted to employees and directors, as well as the number of securities remaining available for future issuance, under the company’s compensation plans as of December 31, 2002.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by shareholders	5,502,350	$5.5171	330,244
Equity compensation plans not approved by shareholders	357,801	$3.9646	371,926
Total	5,860,151		702,170

As previously disclosed, in November 2001 the company adopted a Supplemental Equity Incentive Plan (“SEIP”) to retain and recruit certain middle and senior-level employees and to optimize shareholder value. The SEIP did not require shareholder approval; therefore it was not voted on or approved by the company’s shareholders. The SEIP provides that nonqualified stock options for up to 800,000 shares of common stock of the company (as adjusted for stock splits, stock dividends and other similar events) may be granted under the SEIP to our employees and key non-employees, including non-employee directors, consultants, advisors and independent contractors. The Compensation Committee determines the terms and conditions of grants under the SEIP, including the persons to whom options are granted, the number of shares and the purchase price of the shares covered by each option, the term of each option and the dates upon which each option becomes exercisable. The SEIP prescribes certain events upon which an option terminates and provides that unless the agreement evidencing a grant otherwise provides, the Compensation Committee may cancel any unexercised option if the optionee is not in compliance with that agreement or with certain noncompetition and nondisclosure agreements specified in the SEIP. At last a majority of the shares underlying options granted under the SEIP during any three year period must be awarded to employees who are not officers or directors of the company. The SEIP terminates ten years from the date of its adoption or any earlier date specified by the Board.

STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL HOLDERS

The following table sets forth certain information regarding the beneficial ownership of common stock as of March 10, 2003 by: (i) each person we know to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and nominees; (iii) each of the named Executive Officers; and (iv) all of our directors and Executive Officers as a group. We believe that, except where noted otherwise, each person named below has sole voting and investment power with respect to all shares of common stock shown as beneficially owned by such person, subject to community property laws where applicable. Except where noted otherwise, the address of each person named below is in care of our principal executive offices.

	Shares Beneficially Owned (1)
Officers, Directors and 5% Shareholders	Number	Percent
Heartland Advisors, Inc. (2)	4,693,100	11.0
Liberty Wanger Asset Management, L.P. (3)	3,869,300	9.0
William Blair & Company, L.L.C. (4)	3,369,860	7.9
Strong Capital Management, Inc. (5)	2,184,205	5.1
William M. Goodyear (6)	676,336	1.6
Ben W. Perks (7)	326,849	*
Philip P. Steptoe (8)	205,861	*
Thomas A. Gildehaus (9)	31,000	*
Valerie B. Jarrett (10)	15,000	*
Peter B. Pond (11)	121,641	*
Samuel K. Skinner (12)	44,000	*
James R. Thompson (13)	117,516	*
All directors and executive officers as a group (8 persons) (14)	1,538,203	3.6

*	Less than 1%
(1)	Applicable percentage of ownership as of March 10, 2003 is based upon approximately 42,800,000 shares of common stock outstanding. Beneficial ownership is a technical term determined in accordance with the rules of the Securities and Exchange Commission. Beneficial ownership generally means that a shareholder has sole or shared power to vote or sell the stock either directly or indirectly or the right to acquire the shares within 60 days.
(2)	Based on information provided in the Schedule 13G filed by Heartland Advisors, Inc. (“Heartland”) and William J. Nasgovitz (its President and principal shareholder) with the Securities and Exchange Commission on February 12, 2003. Of the 4,693,100 shares reported on the Schedule 13G, Heartland reported sole voting power with respect to 1,052,400 shares and sole dispositive power with respect to all 4,693,100 shares and Mr. Nasgovitz reported sole voting power with respect to 3,250,000 shares. The address of Heartland and Mr. Nasgovitz is 789 North Water Street, Milwaukee, Wisconsin 53202.
(3)	Based on information provided in the Schedule 13G filed by Liberty Wanger Asset Management, L.P. (“LWAM”), WAM Acquisition GP, Inc. (“WAMGP”) and Liberty Acorn Trust (“Acorn”) with the Securities and Exchange Commission on February 4, 2003. Of the 3,869,300 shares reported on Schedule 13G, LWAM and WAMGP reported shared voting and dispositive power with respect to all of the shares and Acorn reported shared voting and dispositive power with respect to 2,476,000 of the shares. The address of LWAM, WAMGP and Acorn is 227 West Monroe Street, Suite 3000, Chicago, Illinois 60606.

(4)	Based on information provided in the Schedule 13G filed by William Blair & Company, L.L.C. (“Blair”) with the Securities and Exchange Commission on February 13, 2003. Blair reported sole voting and dispositive power with respect to all 3,369,860 shares. The address of Blair is 222 W. Adams, Chicago, Illinois 60606.
(5)	Based on information provided in the Schedule 13G filed by Strong Capital Management, Inc. (“SCM”) and Richard S. Strong (its Chairman of the Board) with the Securities and Exchange Commission on February 6, 2003. Of the 2,184,205 shares reported on the Schedule 13G, each of SCM and Mr. Strong reported shared voting power with respect to 2,173,845 shares and shared dispositive power with respect to 2,184,205 shares. The address of SCM and Mr. Strong is 100 Heritage Reserve, Menomonee Falls, Wisconsin 53051.
(6)	Includes 376,250 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(7)	Includes 225,000 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(8)	Includes 130,000 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(9)	Includes 22,000 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(10)	Shares of common stock are subject to options that are or become exercisable within 60 days of March 10, 2003.
(11)	Shares of common stock are subject to options that are or become exercisable within 60 days of March 10, 2003.
(12)	Includes 34,000 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(13)	Shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.
(14)	Includes 1,041,407 shares of common stock subject to options that are or become exercisable within 60 days of March 10, 2003.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and any persons who beneficially own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock. To our knowledge, based solely on a review of the copies of such reports sent to us, we believe that during the year ended December 31, 2002, our directors, officers and 10% shareholders complied with their Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS FOR THE 2003 PROXY STATEMENT

If you wish to submit a proposal to be included in the proxy statement for our Annual Meeting of Shareholders in 2004, you must submit the proposal in writing to the Secretary, Navigant Consulting, Inc., at 615 North Wabash Avenue, Chicago, Illinois 60611. We must receive a proposal by November 27, 2003 in order to consider it for inclusion in the proxy statement for the 2004 Annual Meeting of Shareholders.

In addition, our by-laws provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must deliver written notice to, or mail such written notice so that it is received by, the Secretary of the company, at the principal executive offices of the company, not less than one hundred twenty nor more than one hundred fifty days prior to the first anniversary of the date of our proxy statement released to shareholders in connection with the previous year’s election of directors or meeting of shareholders, except that if no annual meeting of shareholders or election by consent was held in the previous year, a proposal must be received by the company within ten days after the company has publicly disclosed the date of the meeting in the manner provided in our by-laws. Our by-laws provide that nominations by shareholders for persons for election as directors must be made by written notice delivered to, or mailed and received by, the Secretary of the company at the principal executive offices of the company not less than one hundred twenty nor more than one hundred fifty days prior to the meeting, except that if the company has not publicly disclosed in the manner provided in the by-laws the date of the meeting at least seventy days prior to the meeting date, notice may be given by a shareholder if received by the Secretary of the company not later than the close of business on the tenth day following the day on which the company publicly disclosed the meeting date. The by-laws contain provisions regarding information that must be set forth in the shareholder’s notice or otherwise provided in connection with shareholder nominations or other business to be brought by shareholders.

INDEPENDENT ACCOUNTANTS

KPMG LLP, independent accountants, audited our financial statements as of and for the year ended December 31, 2002. We expect representatives of KPMG LLP to be present at the meeting and to be available to respond to appropriate questions. The KPMG LLP representatives will be given an opportunity to make a statement if they desire.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of the company’s annual financial statements for 2001 and 2002 and fees billed for other services rendered by KPMG LLP. The Audit Committee reviewed the provision of the services provided by KPMG LLP with respect to such fees and concluded that such services were compatible with maintaining KPMG LLP’s independence.

	2001	2002
Audit fees	$425,000	$470,000
Audit-related fess	0	$120,000	(1)

Audit and audit-related fees	$425,000	$590,000
Tax fees (2)	$30,000	$30,000
All other fees	0	0
Total fees	$455,000	$620,000

(1)	Audit-related fees consist principally of fees for audits of financial statements of Hunter Associates Management Services, Inc., due diligence and other acquisition related services.
(2)	Tax fees consist of fees for tax consultation and tax compliance services.

OTHER INFORMATION

If you would like to contact the company’s Presiding Director or the non-management directors as a group, please write to:

Governor James R. Thompson

Winston & Strawn

33 W. Wacker Drive

Chicago, IL 60601

If you would like a copy of our Annual Report on Form 10-K that we filed with the Securities and Exchange Commission as of and for the year ended December 31, 2002 (excluding exhibits), we will send you one without charge. Please write to:

Ms. Mary E. Rosinski

Investor Relations Manager

Navigant Consulting, Inc.

615 North Wabash Avenue

Chicago, Illinois 60611

NAVIGANT CONSULTING, INC.

c/o PROXY SERVICES

P.O. BOX 9142

FARMINGDALE, NY 11735

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number (located below) to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number (located below) and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL -

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Navigant Consulting, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NAVCON

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NAVIGANT CONSULTING, INC.

Vote On Directors

THE DIRECTORS RECOMMEND A VOTE “FOR” ITEM 1

1. Proposal to elect (01) Thomas A. Gildehaus and (02) Peter B. Pond to the Board of Directors for a term of three years.

For All	Withhold All	or All Except
☐	☐	☐

To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Shareholder(s). If no direction is made, this proxy will be voted FOR item 1. If any other matters properly come before the meeting, the person named in this proxy will vote in his/her discretion.

If you plan to attend the meeting, please check the box to the right.                                                                      ☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

NAVIGANT CONSULTING, INC.

Annual Meeting of Shareholders – April 24, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder(s) of Navigant Consulting, Inc., a Delaware Corporation, hereby acknowledge(s) receipt of the Proxy Statement dated March 27, 2003, and hereby appoint(s) Ben W. Perks and Philip Steptoe, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of Navigant Consulting, Inc., to be held Thursday, April 24, 2003 at 9:00 a.m., Chicago Time, at The Mid-America Club, 80th Floor, 200 East Randolph Drive, Chicago, Illinois 60601, and at any adjournment or adjournments thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on all matters set forth on the reverse side.

PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY

IN THE ENCLOSED ENVELOPE.

(Continued, and to be signed and dated, on the reverse side.)